EXHIBIT 10.1

                  WERNER ENTERPRISES, INC.
             NON-EMPLOYEE DIRECTOR COMPENSATION


      On May 10, 2005, the registrant's Board of Directors approved an annual retainer of $10,000 for its non-employee directors, and an additional $10,000 annual retainer for the Audit Committee chair.

      In addition to the annual retainers, non-employee directors will continue to receive a fee of $2,000 for each meeting of the Board of Directors and for each committee meeting not held on a day on which a meeting of the Board of Directors is held. Directors will also continue to be reimbursed for travel expenses incurred to attend meetings of the Board of Directors and committee meetings.